MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

MET-PRO CORPORATION

Moderator: Kevin Bittle
November 20, 2007
10:00 am CT

Operator:
Good morning. My name is (Cassandra) and I will be your conference operator today. At this time I would like to welcome everyone to the Met-Pro third quarter 2008 earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Mr. Bittle, you may begin your conference.

Kevin Bittle:	Good morning and welcome to Met-Pro Corporation’s earnings conference call for the third quarter ended October 31, 2007.

My name is Kevin Bittle and I’m with the company’s Creative Services Department. With me on our call this morning is Ray De Hont, our Chairman and Chief Executive Officer and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Shortly you will hear comments from both of these individuals. But before we begin I’d like to make a few comments. First, during today’s call we will be referring to adjusted earnings. This is considered to be a non GAAP financial measure since it excludes from earnings the effects of certain non recurring items. In this morning’s release we provided a reconciliation of adjusted earnings to our GAAP based results together with a discussion of why we use adjusted earnings. The earnings release along with the reconciliation is available on the investor relations page of our corporate website, www.met-pro.com.

I’d also like to remind you that any statements made today with regard to our future expectations may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our annual report for the fiscal year ended January 31, 2007 that was filed with the SEC for important factors that among others could cause our actual results to differ from any results which might be projected, forecasted or estimated in any of our forward looking statements.

And with that I will now turn the call over to Ray.

Ray De Hont:	Thank you Kevin.

Good morning everyone and welcome again from Harleysville, Pennsylvania.

Earlier this morning we released our financial results for the third quarter ended October 31, 2007. In a moment Gary Morgan will provide more specific comments on the quarter’s financial results. But prior to that I’d like to offer these general comments on our performance.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

We are very pleased with the company’s overall performance during the third quarter. Third quarter sales were the highest for any quarter in the company’s history. The strategic measures we implemented over the past year continue to help improve operational performance and profitability.

As a result, net income for the third quarter was also the highest of any quarter in the company’s history excluding the first quarter of this fiscal year which included a one time net gain of approximately $2.2 million on the sale of property previously associated with the company’s Sethco business unit in Hauppauge, New York.

Earnings per share also increased significantly when compared with the third quarter of last year.

In addition, quotation activity remains strong and October bookings were the highest monthly bookings year to date.

I would now like to ask Gary Morgan to review our third quarter financial performance after which I will provide some concluding remarks before we take your questions.

Gary?

Gary Morgan:	Thank you Ray.

On October 17, 2007 the company’s Board of Directors declared a four for three stock split which was paid on November 14, 2007 to shareholders of record on November 1, 2007. All references made in this conference call to earnings per share amounts and shares outstanding have been adjusted for this split.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Earlier today the company reported record high results for the third quarter ended October 31, 2007.

Net sales for the third quarter were the highest sales of any quarter in the company’s history totaling $28.1 million compared with $25.3 million for the same quarter last year, an increase of 11%. This increase in sales was due to a 19% increase in the product recovery and pollution control technologies reporting segment and a 9% increase in the filtration and purification technologies segment.

The gross margins for the third quarter were 32.5% compared with 32.8% for the same period in the prior year. This slight decrease in gross margin was due primarily to product mix. The product recovery and pollution control technologies reporting segment sales for the third quarter were 55% of the total company sales versus 51% for the same quarter last year. Gross margins for the product recovery and pollution control technologies reporting segment are typically lower than those for our fluid handling technologies and filtration and purification technologies reporting segments.

Excluding the first quarter gain on the sale of the New York property, income from operations for the third quarter was the highest of any quarter in the company’s history totaling $4 million compared with $3.2 million for the same quarter of last year, an increase of 27%.

Income from operations increased 16% in the product recovery and pollution control technologies reporting segment, 21% in the fluid handling technologies reporting segment and 290% in the filtration and purification technologies segment. The significant increase in income from operations in the filtration and purification technologies segment was related to increased sales resulting form our efforts to expand the sales organization during the third quarter of the last fiscal year.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Excluding the first quarter gain on the sale of the New York property we reported the highest third quarter net income of any quarter in the company’s history totaling $2.8 million compared with $2.2 million for the same quarter last year, an increase of 28%.

Our diluted earnings per share for the third quarter ended October 31, 2007 were 18 cents per share compared with 14 cents per share for the same quarter last year, an increase of 29%.

The company ended the third quarter with a backlog of $20.6 million compared with $24.7 million for the same period last year.

Met-Pro’s balance sheet remains strong. At the end of the third quarter, our cash on hand totaled $20.8 million or $1.36 per share and our current ration was 4.2. Our debt totaled $6.3 million which gives us a total debt to equity ratio of 7.8%.

In addition to the four for three stock split mentioned earlier Met-Pro also awarded its shareholders by increasing the quarterly dividend by 9% during the third quarter. The next quarterly dividend will be paid on December 10, 2007.

This concludes my comments. Thank you and I will now turn the call back to Ray.

Ray?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Ray De Hont:	Thank you Gary.

Let me focus again on the things that essentially tell the story for the third quarter. Sales for the third quarter were the highest for any quarter in the company’s history. Likewise, net income for the third quarter was the highest of any quarter in the company’s history with the exception of the first quarter of this fiscal year which again included a net gain from the sale of property of approximately $2.2 million. Earnings per share also increased significantly when compared with the same period last year.

These record high results clearly demonstrate that the strategic measures we have implemented over the past year to improve operational performance are working.

October bookings were the highest monthly bookings year to date. In addition, quotation activity remained high and we ended the third quarter with a solid backlog.

Our balance sheet remains strong and we continue to invest in our company to maximize our potential for future sales and earnings growth.

In closing, we are very pleased with the record high results for the third quarter. We believe the strategic measures we have taken to improve our sales and marketing efforts and increase our profitability have positively impacted our third quarter results. But even more importantly should also prove beneficial to our future results as well.

The strategic measures I’ve referred to together with our solid backlog and high quotation activity, allow us to remain optimistic regarding our future prospects. We continue to execute the strategic plan we have laid out and remain committed to creating long term sustainable value and growth for our shareholders.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

I’d like to thank all of you for your participation in today’s call.

I’ll now turn the call back to Kevin Bittle.

Kevin?

Kevin Bittle:	Thank you Ray. At this time we would welcome any questions you may have. I would like to ask our operator (Cassandra) to provide instructions for this portion of the call. Thank you.

Operator:	At this time if you would like to ask a question please press star 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from (Ryan Conners).

(Ryan Conners):	Good morning guys.

Ray De Hont:	Hi (Ryan).

Gary Morgan:	Good morning (Ryan).

(Ryan Conners):	Yeah, great quarter. I kind of just had some more sort of big picture items I wanted to get your thoughts on. Ray obviously you talked a lot about the strategic initiatives and so forth.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Obviously the internal initiatives are a big part of your effort to try to get margins you know back up to that 34%, 35% range in the next few years. I wondered if you could just give us an update on which of those things are really, you’re really focusing on at the moment and how those are progressing and when you expect that they might you know add some incremental, you know bear some additional fruit in terms of the margins.

Ray De Hont:
Well one thing (Ryan) would be the procurement and logistics. We’re continuing to pursue procurement of our materials and equipment overseas, globally which is a big change from previous years. And that is working well. And we’re seeing decent projects that we think will impact the gross margins in all of our divisions where we’re seeing some good things there.

The other thing is on the front end of our business. As I’ve mentioned in previous calls, we’re working very hard on the selling side of our business to look at the niches we’re in, evaluate them and find new niches going forward.

And we’re having some good progress in that area. And another big area, very big area would be the international sales. Our international business continues to grow and is becoming a large part of our company as a percentage of total sales.

And we’re seeing some very good things internationally. And that’s one of the things I think that when you look at Met-Pro we’ve come a long way. And with some of the rumblings domestically as far as where the domestic market may not be as good going forward we’re seeing some very bright things on the international market that could offset some downturn let’s say on the domestic market.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

So those are the three key areas where you’re looking at the front end on the selling side. You’re looking with the procurement and logistics side and then with our international business which is, during previous conference calls we’ve mentioned that the international business is typically a higher margin business than our domestic business.

(Ryan Conners):
Okay. That’s very helpful (Ray). You know following on the international theme, I mean I know that the, you know the weak dollar has been the hot topic of late. And obviously you do sell some products into the export markets.

So if you could just give us an idea you know what you’re seeing there in terms of, you know are you seeing that help your export businesses at all? Or what’s your outlook there?

Ray De Hont:	Sure. The weak dollar is helping our business but I don’t think that’s the only thing. We’ve focused on that business much more in the last couple of years as you know.

And that focus is rewarding us. Earlier this year we’ve put an individual sales office in France. And during the last month or so we’ve booked about $1.5 million in business through that office because that office not only handles Europe but also handles the Middle East.

We’re doing a lot of things down in South America where we very rarely went to in previous years. So it’s our focus along with the weak dollar, the weak dollar does help. When you’re competing against European firms let’s say, it doesn’t really help you much when you’re competing against domestic firms offshore.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

But we’re very competitive and we’re, our hit rate is very good on the jobs we quote overseas.

(Ryan Conners):
Okay, and then just you know usually I like to get an update on the quarters. You do have so many end markets. I wonder if there’s anywhere you’re really seeing particular strength in this later quarter. You know obviously a double digit revenue growth is strong.

And I’m wondering just which particular markets are driving that.

Ray De Hont:
Well the product recovery was a big portion of it that was driving it. And we’re seeing some good things; one of the markets that we’re seeing is with the boiler market. We’re packaging some equipment, our dual equipment with our (Flex Clean) equipment.

And quoting that down and selling that down in South America. And that’s a hot market right now for us. And we should see some good things from that hopefully in the near future.

We’re doing some things on the municipal side with our dual division. They’re looking forward to some good things happening. Our fluid handling group, although they’re below last year as far as backlog, there are a lot of things going on there.

There are some nice things happening on the Sethco side that we’re trying to close. We’re doing some things to even improve the international business of our fluid handling further.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

And a lot of good sized projects, nothing like the $1.7 million project we got in July of last year as far as the aquarium project in Dubai. But significant sized projects for that type of a business and a lot of opportunities.

(Ryan Conners):
Okay, and then, that’s great, and then one last one. You know obviously the cashflow generation remains very strong and Gary you talked about it, you know if you could just update us in terms of your latest thinking on deploying that cash.

I mean I know you’ve talked about the acquisition market. But if you could give us an update there. And also you know specifically on that acquisition market you know what are you seeing in the M&A environment in the areas that you’re targeting?

You know is there any impact there in terms of valuations and so forth based on the, you know volatility we’re seeing in the financial markets?

Gary Morgan:
Yeah, you know (Ryan) we’re looking at acquisitions as we speak right now. There’s been a lot more volume over the last month and a half than there has been in the first nine months of the year. And we’re seeing a lot of activity in all different sized companies.

And we’re currently looking at two or three but nothing’s really close to closing right now. But there is a lot more activity out there.

Ray De Hont:	And the opportunities actually are for all three segments of our business.

Gary Morgan:	Yeah.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Ray De Hont:
It’s not just one segment. These opportunities we’ve been working, some we’ve been working on for over a year. I’ve mentioned before that we would like to get into certain markets such as the (Desal) market. We’re working on some things there.

We’re looking at the bio side on the product recovery pollution control side and we’re looking at the filtration side. So there are more opportunities. I think that the multiples aren’t as high as they were.

Gary Morgan:	No.

Ray De Hont:
So it’s going to be more reasonable multiples which should help us. We’re working with an M&A firm as I’ve mentioned before. And that’s bearing some fruit. We’re, because we’re working through them we’re getting these opportunities. So there are a lot of good things on the acquisition front.

Gary Morgan:	(Ryan) in the third quarter we did have a one time investment. We bought a piece of real estate in the Chicago area as we mentioned during our 10Q in the second quarter.

We bought a facility, a building and we’re going to move our two (Flex Clean) operations into that building in this month and the month of December. So that was a one time purchase of $3.2 million.

Ray De Hont:	And that move will also help us as far as efficiencies, being able to operate that business.

(Ryan Conners):	Okay. It’s all very, very helpful guys. Thanks a lot and have a great holiday.

Ray De Hont:	Thank you (Ryan).

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Gary Morgan:	Thank you (Ryan).

Ray De Hont:	You too.

Operator:	Your next question comes from (Rich Weslowski).

(Rich Weslowski):	Thanks a lot. Good morning.

Ray De Hont:	Hi (Rich) how are you doing?

Gary Morgan:	(Rich), good morning.

(Rich Weslowski):	Not too bad. Do you guys have the breakout of domestic and international sales for the quarter?

Ray De Hont:	Yes, we do. As a matter of fact if you look at the international sales for the quarter they were six, about $6 million?

Gary Morgan:
For the quarter international sales were $6.2 million (Rich) which represents about 22% of the sales for the quarter. Domestic sales were the difference of the, it amounted to about $21.9 million. International sales for the quarter went up about 20, went down about 1% and domestic sales went up about 14.8% for the quarter.

Year to date international sales are $19.7 million or an increase of 38% over the prior year. And domestic sales are $57.8 million and that went up about 6%.

(Rich Weslowski):	I’m sorry. The quarter international sales were down 2% you said?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Gary Morgan:	1%.

Ray De Hont:	About 1%. And that’s…

(Rich Weslowski):	1%.

Ray De Hont:	…just when you compare it to the previous third quarter which we…

(Rich Weslowski):	The timing of when the revenue shakes out.

Gary Morgan:	Timing.

Ray De Hont:	It was timing.

(Rich Weslowski):	How about as a percentage of backlog now. Has that changed a bunch versus a year ago?

Ray De Hont:
I think it’s pretty much similar to a year ago. I don’t think there’s any major change there. What we’re doing is much of our international business we book and ship in the same year. And we shipped a lot of that.

We shipped that large $7 million project this year which was booked at the end of the January last year. So the backlog is still, it’s a quality backlog. We don’t have any jobs in there that we think are problem jobs.

And that’s been one of the things that have improved during the past year also. If you remember going back a few years ago we did have some problem jobs in our backlog. We don’t see that in our current backlog.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

(Rich Weslowski):	Can you talk specifically focusing on the end markets, which are the geographies that are the strongest for you and which products are you selling into those?

Ray De Hont:
One market that’s very strong right now is the South American market and we’re selling our (Flex Clean) and dual into that marketplace. That’s very strong. When you go over to the Middle East and Europe we’re seeing some good things with our (strobic) air product line.

And some good opportunities actually for some of our other product recovery pollution control products. On the fluid handling side we see some good things internationally and also domestically.

But we’re seeing some things, we’re doing some things in Europe. For instance a CE stamp that should open things up for some of our products on the fluid handling side where we couldn’t sell them before.

You look domestically, we’ve got some good opportunities in the municipal market with our dual business. And our (Flex Clean) business looks like it has some good opportunities domestically also for the product recovery filtration products.

(Rich Weslowski):	Can you talk about the pricing of the recent awards versus that figure now recognizing on the income statement?

Ray De Hont:	As far as what we sold them for and then what we were able to improve?

(Rich Weslowski):
No, more as the bid margins on the work that you’re putting into backlog versus the margins that you’re recognizing on the income statement. It’s more of a question on how has the pricing of awards changed rather than on execution.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Ray De Hont:	I would say right now the jobs that we were booking now are actually at higher margins than they were earlier in the year. So they were actually increasing rather than staying flat or going backwards.

Gary Morgan:	And on top of that (Rich) we’re also doing a better job with the execution of those projects.

Ray De Hont:
And one of the things you’ve got to realize (Rich) when you look at our backlog and I know people are focusing in on that, our backlog isn’t as critical as it is to most companies. And we can, because we can turn a job very quickly from booking the job to shipping it.

And a perfect example was that $7 million job which we booked the very last day of January last year and shipped the total thing by the end of September.

(Rich Weslowski):	Right.

Ray De Hont:
When you start to look at that we’ve had a lot of smaller jobs this year. We didn’t have the big $7 million or the $3.3 million or the $1.7 million aquarium job. Typically when you get up into those types of projects the margins although still good are not as high as the million dollar, the $500,000, the $300,000 type jobs.

So our shipments have been more, our backlog in everything that we’re building right now is made up of a lot of smaller things rather than the big huge chunks. So those are typically at higher margins than the large chunks.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

(Rich Weslowski):	Okay. And that’s how you’re able to record a record for the highest bookings of the year in October despite releasing only one $1.2 million award.

Ray De Hont:
Absolutely. And that’s the good news, is that you know it was a very good month as far as booking. And it was a lot of little things. And we see a lot of things on our radar that look good as far as some decent sized projects out there. We’ve got some anywhere from $6 million quoted right down to the million, $2 million type jobs but a lot of them.

(Rich Weslowski):
So it sounds like to me the backlog reduction is as much maybe an active choice to book fewer awards and better margin when in fact there could be a lot more work to be had if you’re willing to trim the margin to get it.

Ray De Hont:
It’s, I think it’s part timing. But also we’re not into, we’re not going to take jobs just to take bookings that can hurt the bottom line. When I say hurt the bottom line, where they could be bad jobs.

You know we have like any other business all of our jobs are on a very high margin. Some of them are at lower margins than others. But we review each project, especially the bigger ones, and we determine you know where want to be.

And if we have to go below that we won’t.

(Rich Weslowski):
Right. Just taking on that point that backlog isn’t maybe the indicator for Met-Pro that it is for other companies, how far would you be comfortable seeing backlog fall from this you know $20-1/2 million level and still expect to increase your sales next year?

Ray De Hont:	I think if it stayed in the $15 million to $20 million range…

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Gary Morgan:	We’re comfortable.

Ray De Hont:	…we’re fine.

(Rich Weslowski):	Okay.

Gary Morgan:
(Rich) on that point we can actually get an order for $1 million or $2 million in the next week or two weeks and actually ship that out before the end of the quarter and really you’ll never see it in backlog.

(Rich Weslowski):	Right. It just, however it happens it’ll fall at the end of the month.

Gary Morgan:	That’s correct.

Ray De Hont:
One thing we’ve gotten better at, much better at is moving jobs through our organization. And that allows us to take the backlog and ship it much quicker than we have in the past. We’re seeing that on all ends, the product recovery pollution control side, our filtration side and also our fluid handling side.

So we’ve become better at that to where if we get an order we can turn it around very quickly and take that revenue.

(Rich Weslowski):	Okay, and finally you posted the first decline in SG&A or selling dollars that we’ve seen in quite a while. Was there anything meaningful behind that?

Gary Morgan:	Meaningful is timing of salespeople coming and going, turnover of salespeople. And it was really only about $150,000 decrease for the quarter.

(Rich Weslowski):	Great. Thanks a lot.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Gary Morgan:	Okay. Thank you (Rich).

Ray De Hont:	You’re welcome.

Operator:	At this time I would like to remind everyone in order to ask a question please press star 1 now. Your next question comes from (Nadi Ederwahl).

(Nadi Ederwahl):
Good morning. A few questions. My first question is on the operating margins. As you see operating margins for all the segments have improved quarter on quarter and also year over year. I was just wondering if you could talk about what has drove the operating margins for the filtration segment. Hello?

Ray De Hont:	Is the question as far as what drove the operating margins up? Or…

(Nadi Ederwahl):	Yes. For the filtration segment.

Ray De Hont:	The product recovery pollution control segment.

(Nadi Ederwahl):	No. For the filtration technology segment.

Ray De Hont:	Okay. What drove the, I’m missing the question.

Gary Morgan:	I’m assuming you’re talking about the quarter, the increase in operating margins in the quarter for the filtration and purification technology segment. Is that correct?

(Nadi Ederwahl):	Yes. Yes.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Gary Morgan:
Okay. The reason that went up, because number one, there were higher sales in that group. So the sales, sales and also we were able to get a little better margin and we were able to spread the fixed cost, the SG&A cost across a larger volume of sales.

Ray De Hont:
The other thing that occurred is we’ve put a lot of emphasis on our (Mythiac BV) operation, our Dutch operation. We’ve really worked hard to get their cost of sales down and their variable expenses down in the manufacturing side of their business. And we’re seeing some of those fruit.

And some of that has occurred because we’re able to now purchase things let’s say from China or other places where we normally would just purchase them locally in Europe. So there’s been a concerted effort and focus on lowering our cost of sales in that particular division.

(Nadi Ederwahl):	Okay. So is it going to be on the same rate going forward also? I mean in the fourth quarter and in the next year?

Ray De Hont:	I think so. As I’ve said many times, what we’re looking to do is drive our gross margins from let’s say where they are today back up to the 34%-35% range that they were let’s say three years ago.

And we see it now in the three to four year period we’re going to be able to do that. We’re making progress and we’re towards that goal.

(Nadi Ederwahl):
Okay, yeah fine. And my second question is on the SG&A expense. As we see the SG&A expense has come quite low around 7.6% of total revenue. So I was wondering if you could talk about what it is going to be going forward in the next year.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Gary Morgan:	You’re talking mainly the selling expenses, the 7.6%?

(Nadi Ederwahl):	Yes.

Gary Morgan:	The selling expense I foresee that going forward, I would model it out in somewhere about the high 8s, about 9% going forward.

(Nadi Ederwahl):	You said 9%?

Gary Morgan:	Yeah, about 9%, about 8-1/2% to 9%.

(Nadi Ederwahl):	Okay. Thanks that’s all for my (unintelligible). Thanks for (unintelligible).

Ray De Hont:	Okay, thank you.

Gary Morgan:	Thank you.

Operator:	Your next question comes from (Ted Baes).

(Ted Baes):	Oh, hi guys. How are you doing?

Ray De Hont:	Good (Ted). How about yourself?

Gary Morgan:	Good morning (Ted).

(Ted Baes):
Okay. I just have a quick question just on this acquisition, the timing. You guys said you know nothing close. Would you guys be disappointed if you guys weren’t able to do some kind of a transaction between now and the end of fiscal year ’09?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Ray De Hont:	Fiscal year ’09? Yes.

(Ted Baes):	Okay, that’s it. Thank you.

Ray De Hont:	Yes. I would be.

Gary Morgan:	Yes.

Operator:	Your next question comes from (Bryan Kowalchek).

(Bryan Kowalchek):	Good morning guys. Congratulations on the quarter.

Ray De Hont:	Thank you (Bryan).

Gary Morgan:	Good morning (Bryan).

(Bryan Kowalchek):	It’s nice to see a company reporting record results despite some concerns in the domestic economy. It shows that you’re able to grow through this with your diversification.

Nice job on the margin profile – following up on the couple of questions ago regarding the filtration segment, seeing that margin rebound into the high single digits. Any thoughts as to where that division once you get all of the kind of efficiencies straightened out, where you can take that margin?

Ray De Hont:	You’re talking (unintelligible).

(Bryan Kowalchek):	(Unintelligible) and purification operating margin.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Ray De Hont:
Well I think you, we’d be looking to get it into the 10% to 15% range, get it back into that range and we’re doing things as I said, we’re concentrating on our cost of sales portion of it where one of the reasons that we’ve put all of (Mythiac) for instance, under one head was so that we could judge where we should better manufacture and purchase things.

And we’re doing that. Some of the things that maybe were made in Europe in the past we’re making them in the US or China. And we’re building you know we’re procuring based on where the best price and best quality is.

So we think we can get that and we’re shooting to get that back up into the 10% to 15% range.

(Bryan Kowalchek):	Excellent. Any comments regarding October booking activity? Is that, are those trends following through so far into the next quarter?

Ray De Hont:
I think yeah, we’ve got some good, well good opportunities as I mentioned earlier, that we think, you never know. You’ve got to book them. Either opportunities or quotes out there. But we feel like there are some good things happening and we hope that’s the beginning of a trend.

(Bryan Kowalchek):	Excellent. Just last one, a quick update on what’s happening in China.

Ray De Hont:	On which end?

(Bryan Kowalchek):	With regard to the (Mythiac).

Ray De Hont:	Yeah, the (Mythiac) facility?

(Bryan Kowalchek):	Yeah.

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        Moderator:  Kevin Bittle
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Ray De Hont:
Yeah, the bookings are going up and you know we’re going up at hockey stick where you’re starting to climb up the handle. We’re changing some things. Initially we had a lot more of the product made over in Europe until we figured out how we could protect our proprietary type methods and products.

And so now we’re purchasing some things locally that before we were purchasing in Europe which were more costly. And we’re not affecting our intellectual property. So that’s happening. So we’re driving our costs down.

And the opportunities, we’ve added a salesperson, a direct salesperson in addition to our distribution through distributors. So we’re doing some things that’s progressing. And the market there is the largest in the world for metal finishing.

(Bryan Kowalchek):	Well congratulations again on the quarter. Talk to you soon.

Ray De Hont:	Thank you (Bryan).

Operator:	Your next question comes from (Alvin Hoffman).

(Alvin Hoffman):	Yeah. About how much are you spending on what you would classify as R&D or product development?

Ray De Hont:	Let me just think about that one (Alvin). I don’t want to give you an erroneous, I’d say somewhere in the $2 million range.

(Alvin Hoffman):	Per year?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Ray De Hont:
Per year, yes. We’re doing a lot more on that. As you know we’ve brought on, we named a technical director, we’re working with the universities, local universities. We’re doing things as far as in the development stages that we’ve really haven’t done in the past.

So there’s a lot of effort going into the R&D portion of our business.

(Alvin Hoffman):	What would you guess you had spent last year?

Ray De Hont:	I’d say roughly in that same number, somewhere around the $2 million mark.

(Alvin Hoffman):	You have about $23 million in cash and equivalents?

Ray De Hont:	Well we just finished the quarter, we didn’t finish it at $23 million, we finished it at $20 million in cash and then you know $21 million in cash right now.

Gary Morgan:	Yeah.

(Alvin Hoffman):	You’re kind of forced to do some R&D.

Ray De Hont:
Yeah, I think we have to too (Alvin). I think if we neglect the R&D we’ve always got to constantly strive to improve our products. We’ve got diverse products but we have to improve them and we have to stay ahead of the competition. And we’re trying to do that.

If we just sit back and try to sell the same products over and over again eventually your competition will surpass you. If you look back and even currently, the niches we play in we are typically one of the top two or three players in those niches.

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        Moderator:  Kevin Bittle
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And in order to maintain that position we’ve got to make sure our products are leading edge in the fields that we’re in.

(Alvin Hoffman):	Yeah. And if you can’t do it with R&D you do it with acquisition.

Ray De Hont:	Absolutely. And that doesn’t just mean buying a company. That also means buying a technology when it’s available.

(Alvin Hoffman):	Right. Has any of this R&D been buying technology?

Ray De Hont:	Not at this point. We actually pursued a certain technology and it just didn’t work out.

(Alvin Hoffman):	Okay. Thank you very much.

Ray De Hont:	You’re welcome.

Gary Morgan:	Thank you (Alvin).

Operator:	Your next question comes from (Rich Weslowski).

(Rich Weslowski):
Thanks. I just wanted to look back on some comments made on this call and also the prior call on two specific domestic markets. First is ethanol which Ray I think you had remarked had some good opportunities for your system segment.

Is that still the case with a lot of those ethanol producers not making as much money? And secondly, in the municipal market in the US.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
11-20-07/10:00 am CT
Confirmation # 22904771

Ray De Hont:
It’s a little weaker on the ethanol side. The larger projects are being dragged out further than they were let’s say six months, a year ago. So there are some signs of weakness there, but you know that’s not a major portion of our business.

(Rich Weslowski):	Right.

Ray De Hont:	There is still opportunity there. On the municipal side we see some decent things happening there. It really, we haven’t seen a slowdown in that area as far as with our products yet.

(Rich Weslowski):	Great. Thank you.

Ray De Hont:	You’re welcome.

Operator:	Your next question comes from (Stephen Lewis).

(Stephen Lewis):	Good morning.

Ray De Hont:	Hi (Stephen).

Gary Morgan:	Good morning (Stephen).

(Stephen Lewis):	I had a question about the operating cashflow. Is there any kind of rule of thumb for incremental sales, how much working capital is required or is it too diverse by divisions?

Gary Morgan:
It is too diverse by the division and it all depends upon the backlog as well (Stephen). But as of the six month, nine month period we had cashflows from operating activity is about $6.3 million. So there’s really no rule of thumb you can follow here.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
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Confirmation # 22904771

(Stephen Lewis):
Well I see the 6.3 is roughly about the same as the net income adjusted for the cap gain and then the depreciation. What I’m wondering about is in the fourth quarter here will there be any notable change because of billing activities or build up in deliveries?

Gary Morgan:
I would say based, the fourth quarter we should collect a lot of receivables. So I think you’re going to see a pick up in the receivables area. So you’re going to probably see that increase in the fourth quarter.

(Stephen Lewis):	Is that typical for fourth quarters or just this one?

Gary Morgan:	No. It’s only the timing. No, it’s not typical of any quarter. It’s just the timing of the collection of the receivables. We have a lot of receivables that are coming due in the month of December. So…

(Stephen Lewis):	What other capital expenditures do you have coming? So what’s the outlook for the end of the year and for next year?

Gary Morgan:
If you take the $4.2 million that we spent so far this year $3.2 million was for a building. So we only had maintenance capital of about $1 million this year. I would say for the balance of the year you’ve probably got an area of $500,000.

(Stephen Lewis):	And how about next year? Has the Board approved something (unintelligible)?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
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Confirmation # 22904771

Gary Morgan:	There’s no major capital expenditures right now. So our maintenance capital runs about $1.6 million a year.

(Stephen Lewis):	Okay, thank you,

Ray De Hont:	You’re welcome.

Gary Morgan:	Thank you (Stephen).

Operator:	And ladies and gentlemen in order to ask a question please press star 1 on your telephone keypad. There are no further questions.

Kevin Bittle:	Thank you (Cassandra). That concludes today’s conference call. We thank you all very much for your participation.

Operator:	Again, this concludes today’s call. You may now disconnect.

END